As filed with the Securities and Exchange Commission on February 11, 2025

Investment Company Act File No. 811-24043

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 1 ☒

CION GROSVENOR INFRASTRUCTURE
 MASTER FUND, LLC

(Exact Name of Registrant as Specified in its Charter)

100 Park Avenue, 25th Floor

New York, NY 10017

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (646) 845-2577

Patrick T. Quinn, Esq.

100 Park Avenue, 25th Floor

New York, NY 10017

(Name and address of agent for service)

Copy to:

Michael A. Reisner Mark Gatto CION Grosvenor Management, LLC 100 Park Avenue, 25th Floor New York, NY 10017	Ryan P. Brizek, Esq. Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001	Girish Kashyap, Esq. GCM Grosvenor L.P. (formerly, Grosvenor Capital Management, L.P.) 900 North Michigan Avenue Suite 1100 Chicago, Illinois 60611

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934) (“Exchange Act”).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☒	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This amendment has been filed by Registrant to update the Registration Statement filed on January 22, 2025 pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

EXPLANATORY NOTE

This Amendment to the Registration Statement on Form N-2 (File No. 811-24043) of CION Grosvenor Infrastructure Master Fund, LLC (the “Registration Statement”) is being filed solely for the purpose of adding exhibits to the Registration Statement. Accordingly, this Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. This Amendment does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C. OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

1.	Financial Statements:	Not Applicable.

2.	Exhibits:

(a)	(1) Certificate of Formation(1) (2) Certificate of Amendment(1)

(3) Amended and Restated Limited Liability Company Operating Agreement(1)

(b)	Not Applicable.

(c)	Not Applicable.

(d)	See Item 25(2)(a)(2).

(e)	Form of Dividend Reinvestment Plan(1)

(f)	Not Applicable.

(g)	(1) Investment Management Agreement(1) (2) Sub-Advisory Agreement(1)

(h)	Not Applicable.

(i)	Not Applicable.

(j)	Custody Agreement(1)

(k)

(1) Services Agreement(1)

(2) Expense Limitation and Reimbursement Agreement for the Registrant(1)

(3) Form of Trademark Licensing Agreement by and between the Registrant, the Feeder Fund and CION Investment Group, LLC(1)

(4) Form of Trademark Licensing Agreement by and between the Registrant, the Feeder Fund and the Sub-Adviser(1)

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Consent of Independent Registered Public Accounting Firm for GCM Diversified Infrastructure, LLC(2)

(o)	Audited Financial Statements of GCM Diversified Infrastructure, LLC for the period ended September 30, 2024(2)

(p)	Not Applicable.

(q)	Not Applicable.

(r)	(1) Code of Ethics of the Registrant and the Adviser(1) (2) Code of Ethics of Sub-Adviser(2) (3) Code of Ethics of Distributor(2)

EX-101	Inline Interactive Data File - the instance document does not appear on the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

EX-101.INS	XBRL Taxonomy Instance Document

EX-101.SCH	XBRL Taxonomy Schema Document

EX-101.DEF	XBRL Taxonomy Definition Linkbase Document

EX-101.LAB	XBRL Taxonomy Label Linkbase Document

EX-101.PRE	XBRL Taxonomy Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101).

(1)	Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2 (File No. 811-24043), filed on January 22, 2025.

(2)	Filed herewith.

Item 26.	Marketing Arrangements

Not Applicable.

Item 27.	Other Expenses of Issuance and Distribution

Legal Fees	$100,000
Miscellaneous fees and expenses	$25,000
$125,000

Item 28.	Persons Controlled by or Under Common Control

The Registrant is not aware of any person that is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by CION Grosvenor Management, LLC, the Registrant’s investment advisor. Information regarding the ownership of CION Grosvenor Management, LLC (“CION GCM”) is set forth in its Form ADV as filed with the SEC (File No. 801-130219) and information regarding the ownership of GCM Grosvenor L.P. (formerly, Grosvenor Capital Management, L.P.) (“GCM Grosvenor”) is set forth in its Form ADV as filed with the SEC (File No. 801-54965).

Item 29.	Number of Holders of Securities

As of December 31, 2024:

Title of Class	Number of Record Holders
Shares of Limited Liability Company Interest	1

Item 30.	Indemnification

Reference is made to Article V, Section 5.3 of the Registrant’s Amended and Restated Limited Liability Company Operating Agreement. The Registrant, its Directors and officers are insured against certain expenses in connection with the defense of claims, demands, actions, suits, or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

CION GCM serves as the investment advisor to the Registrant. CION GCM is engaged in the investment advisory business. GCM Grosvenor serves as the investment sub-advisor to the Registrant. GCM Grosvenor is engaged in the investment advisory business. For information as to the business, profession, vocation or employment of a substantial nature in which CION GCM, GCM Grosvenor and each of their executive officers and directors is or has been, during the last two fiscal years, engaged for his or her own account or in the capacity of director, officer, employee, partner or director, reference is made to the information set forth in CION GCM’s Form ADV (File No. 801-130219) and GCM Grosvenor’s Form ADV (File No. 801-54965), each as filed with the SEC and incorporated herein by reference.

Item 32.	Location of Accounts and Records

The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940, and the rules thereunder, are maintained at the offices of the Fund’s custodian, The Bank of New York Mellon, and the Fund’s administrator, ALPS Fund Services, Inc.

Item 33.	Management Services

None.

Item 34.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 11th day of February, 2025.

CION GROSVENOR INFRASTRUCTURE MASTER FUND, LLC

By:	/s/ Michael A. Reisner
Michael A. Reisner
Co-Chief Executive Officer and Co-President

EXHIBIT INDEX

Exhibit No.	Description

(n)	Consent of Independent Registered Public Accounting Firm for GCM Diversified Infrastructure, LLC

(o)	Audited Financial Statements of GCM Diversified Infrastructure, LLC for the period ended September 30, 2024

(r)(2)	Code of Ethics of Sub-Adviser

(r)(3)	Code of Ethics of Distributor

EX-101	Inline Interactive Data File - the instance document does not appear on the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

EX-101.INS	XBRL Taxonomy Instance Document

EX-101.SCH	XBRL Taxonomy Schema Document

EX-101.DEF	XBRL Taxonomy Definition Linkbase Document

EX-101.LAB	XBRL Taxonomy Label Linkbase Document

EX-101.PRE	XBRL Taxonomy Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101).